FS KKR Capital Corp. II 8-K

EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Agreement”) dated as of May 5, 2020 by and among FS KKR CAPITAL CORP. (“FSK”), and FS KKR CAPITAL CORP. II (“FSK II” and together with FSK, each a “Borrower“ and collectively the “Borrowers”), the lenders identified on the signature pages hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and ING Capital LLC, as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, each Borrower, the Lenders party thereto, the Administrative Agent and the Collateral Agent are party to that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of November 7, 2019 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended by this Agreement is hereinafter referred to as the “Amended Credit Agreement”); and

WHEREAS, each Borrower, the Administrative Agent, the Collateral Agent and the Lenders have agreed to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recital, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Definitions.  Except as otherwise defined in this Agreement, terms defined in the Amended Credit Agreement are used herein as defined therein. This Agreement shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents.

Section 2.   Amendments.  Effective as of the Amendment No. 1 Effective Date (as  defined below), and subject to the terms and conditions set forth below, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ or stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text or double-underline text) as set forth in the Amended Credit Agreement attached hereto as “Exhibit A (Credit Agreement)” and “Exhibit B (Schedules and Exhibits to Credit Agreement)” respectively.

Section 3.         Representations and Warranties.

(a)          Each Borrower severally, not jointly, and individually as to itself only, represents and warrants to the Lenders, the Administrative Agent and the Collateral Agent that (i) this Agreement has been duly authorized, executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable with respect to such Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) the Amended Credit Agreement constitutes a legal, valid and binding obligation of such Borrower enforceable with respect to such Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          Each Borrower severally, not jointly, and individually as to itself only, represents and warrants to the Lenders, the Administrative Agent and the Collateral Agent that, on the date hereof, the representations and warranties of such Borrower set forth in Article III of the Amended Credit Agreement and the representations and warranties in each other Loan Document are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c)          Each Borrower severally, not jointly, and individually as to itself only, represents and warrants to the Lenders and the Administrative Agent and the Collateral Agent that No Default or Event of Default has occurred and is continuing under the Credit Agreement or would result from this Agreement.

Section 4.  Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof (the “Amendment No. 1 Effective Date”), upon satisfaction of the following conditions:

(a)          Execution. The Administrative Agent shall have received either (i) counterparts of this Agreement executed by each Borrower and the Lenders constituting the Required Lenders under the Credit Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement; and

(b)          Fees and Expenses. Each Borrower shall have paid all fees and expenses due and payable to the Lenders, the Administrative Agent and the Collateral Agent on the Amendment No. 1 Effective Date that such Borrower has agreed to pay in connection with this Agreement (including the legal fees of Milbank LLP, special New York counsel to the Administrative Agent) for which invoices have been presented prior to the Amendment No. 1 Effective Date.

Section 5. Effect. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit

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Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 6. Confirmation of Loan Documents. As of the date hereof and after giving  effect to this Agreement, each Borrower hereby confirms and ratifies all of its obligations under the Credit Agreement and each other Loan Document to which it is a party.

Section 7.  Miscellaneous.  Except as herein provided, the Credit Agreement shall   remain unchanged and in full force and effect. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Section 8. Submission to Jurisdiction. Each party  to  this  Agreement  hereby  irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9. WAIVER OF JURY TRIAL. EACH PARTY  HERETO  HEREBY  WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

FS KKR CAPITAL CORP.

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Accounting Officer

FS KKR CAPITAL CORP. II

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Accounting Officer

[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Alfred Chi
Name: Alfred Chi
Title: Vice President

[Signature Page to Amendment No. 1]

ING CAPITAL LLC, as Collateral Agent, an Issuing Bank and a Lender

By:	/s/ Patrick Frisch
Name: Patrick Frisch
Title: Managing Director

By:	/s/ Dominik Breuer
Name: Dominik Breuer
Title: Director

[Signature Page to Amendment No. 1]

BANK OF MONTREAL, as an Issuing Bank and a Lender

By:	/s/ Sue Blazis
Name: Sue Blazis
Title: Managing Director

[Signature Page to Amendment No. 1]

TRUIST BANK (AS SUCCESSOR BY MERGER TO SUNTRUST BANK), as an Issuing Bank and a Lender

By:	/s/ Vinay Desai
Name: Vinay Desai
Title: Managing Director

[Signature Page to Amendment No. 1]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Glenn Autorino
Name: Glenn Autorino
Title: Managing Director

By:	/s/ Shane Klein
Name: Shane Klein
Title: Managing Director

[Signature Page to Amendment No. 1]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to Amendment No. 1]

HSBC Bank USA N.A., as a Lender

By:	/s/ Shubhendu Kudaisya
Name: Shubhendu Kudaisya
Title: SVP, Structured Finance

[Signature Page to Amendment No. 1]

Citibank, N.A., as a Lender

By:	/s/ Erik Andersen
Name: Erik Andersen
Title: Vice President

[Signature Page to Amendment No. 1]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

[Signature Page to Amendment No. 1]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By:	/s/ Weiming Zhou
Name: Weiming Zhou
Title: Vice President

By:	/s/ Jeffrey Roth
Name: Jeffrey Roth
Title: Executive Director

[Signature Page to Amendment No. 1]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory

[Signature Page to Amendment No. 1]

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Pallo Blum-Tucker
Name: Pallo Blum-Tucker
Title: Managing Director

[Signature Page to Amendment No. 1]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Jake Lam
Name: Jake Lam
Title: Assistant Vice President

[Signature Page to Amendment No. 1]

Morgan Stanley Senior Funding, Inc., as a Lender

By:	/s/ David White
Name: David White
Title: Authorized Signatory

[Signature Page to Amendment No. 1]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President
michael-p.strobel@db.com
212-250-0939

By:	/s/ Jennifer Culbert
Name: Jennifer Culbert
Title: Vice President
jennifer-a.culbert@db.com
212 250 0738

[Signature Page to Amendment No. 1]

Cadence Bank, N.A., as a Lender

By:	/s/ Teresa Stinson
Name: Teresa Stinson
Title: EVP / Florida C&I Banking

[Signature Page to Amendment No. 1]

BNP Paribas, as a Lender

By:	/s/ Warren Eckstein
Name: Warren Eckstein
Title: Managing Director

By:	/s/ Marguerite L. Lebon
Name: Margeurite L. Lebon
Title: Vice President

[Signature Page to Amendment No. 1]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Jacob Ulevich
Name: Jacob Ulevich
Title: Director

[Signature Page to Amendment No. 1]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Glenn Van Allen
Name: Glenn Van Allen
Title: Authorized Signatory

[Senior Secured Revolving Credit Agreement]

CIT Bank, N.A., as a Lender

By:	/s/ Robert L. Klein
Name: Robert L. Klein
Title: Director

[Signature Page to Amendment No. 1]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jenny Maloney
Name: Jenny Maloney
Title: Vice President

[Signature Page to Amendment No. 1]

Stifel Bank & Trust, as a Lender

By:	/s/ Joseph L. Sooter, Jr.
Name: Joseph L. Sooter, Jr.
Title: Senior Vice President

[Signature Page to Amendment No. 1]

Seaside National Bank & Trust, as a Lender

By:	/s/ Lee Wright
Name: Lee Wright
Title: Senior Credit Officer

[Signature Page to Amendment No. 1]

Liberty Bank, as a Lender

By:	/s/ Donald S. Peruta
Name: Donald S. Peruta
Title: Senior Vice President

[Signature Page to Amendment No. 1]

SOCIETE GENERALE, as a Lender

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

[Signature Page to Amendment No. 1]

EXHIBIT A

(Credit Agreement)

~~Execution Version~~
Changes to reflect Amendment No. 1

AMENDED AND RESTATED SENIOR SECURED
REVOLVING CREDIT AGREEMENT

dated as of

November 7, 2019

among

FS KKR CAPITAL CORP., and

~~FS INVESTMENT CORPORATION II, and~~

FS ~~INVESTMENT CORPORATION III~~KKR CAPITAL CORP. II,

as Borrowers,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

ING CAPITAL LLC,

as Collateral Agent

$3,890,000,000

ING CAPITAL LLC,

as Syndication Agent

BANK OF MONTREAL
SUNTRUST BANK,

MUFG UNION BANK, N.A., and
SUMITOMO MITSUI BANKING CORPORATION

as Documentation Agents

JPMORGAN CHASE BANK, N.A.,
ING CAPITAL LLC,

BMO CAPITAL MARKETS CORP.,
MUFG UNION BANK, N.A.,

SUMITOMO MITSUI BANKING CORPORATION and
SUNTRUST ROBINSON HUMPHREY INC.,

as Joint Bookrunners and Joint Lead Arrangers

AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of November 7, 2019 (this “Agreement”), among FS KKR CAPITAL CORP., FS ~~INVESTMENT CORPORATION II, FS INVESTMENT CORPORATION III~~KKR CAPITAL CORP. II, each other Person designated as a “Borrower” hereunder pursuant to Section 9.19, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and ING CAPITAL LLC, as Collateral Agent.

FS KKR Capital Corp., FS ~~Investment Corporation II and FS Investment Corporation III~~KKR Capital Corp. II, the “Lenders” party thereto, the Administrative Agent and the Collateral Agent are parties to a Senior Secured Revolving Credit Agreement dated as of August 9, 2018 (the “Existing Credit Facility”).

Each Borrower has requested that the Lenders provide the credit facilities described herein under this Agreement to extend credit to such Borrower in Dollars or an Agreed Foreign Currency (each as defined below) during the Availability Period (as defined below) and to amend and restate the Existing Credit Facility in its entirety on the terms specified herein. The Lenders are prepared to amend and restate the Existing Credit Facility in its entirety upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional FSK 2024 Notes” means any 4.625% senior unsecured notes due July 15, 2024 issued by FSK after the Restatement Effective Date.

“Additional Debt Amount” means, with respect to a Borrower, as of any date, the greater of (a) $50,000,000 and (b) an amount equal to 5% of Shareholders’ Equity of such Borrower.

“Adjusted Debt to Equity Ratio” means for any Borrower, as of any date, (a) one (1)  divided by (b) the Asset Coverage Ratio minus one (1), provided that, for purposes of calculating the Asset Coverage Ratio to determine the Adjusted Debt to Equity Ratio only, MergerCo Preferred Shares shall be treated as equity and not as a liability.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency and each Borrower, an account in respect of such Currency and such Borrower designated by the Administrative Agent in a notice to such Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or any Designated Subsidiary in the ordinary course of business. For the avoidance of doubt, in respect of each Borrower, the term “Affiliate” shall include FS/KKR Advisor.

“Affiliate Agreements” means (a) with respect to FSK, (i) the Investment Advisory Agreement dated as of December 20, 2018, by and between FSK and FS/KKR Advisor and (ii) the Administrative Services Agreement dated as of April 9, 2018, by and between FSK and FS/KKR Advisor, and (b) with respect to ~~FSIC~~FSK II, (i) the Amended and Restated Investment Advisory and Administrative Services Agreement dated as of ~~April 9~~December 18, ~~2018~~2019, by and between ~~FSIC~~FSK II and FS/KKR Advisor and (~~c) with respect to FSIC III, the Investment Advisory and Administrative Services~~ii) the Administration Agreement dated as of ~~April 9~~December 18, ~~2018~~2019, by and between ~~FSIC III~~FSK II and FS/KKR Advisor.

“Aggregator” means, with respect to a Borrower, any corporation, limited liability company, partnership, association, trust or other entity or series of any of the foregoing (a) that is owned in part by such Borrower (and/or any other member of its Obligor Group) and other entities that are managed by FS/KKR Advisor (and such Borrower, collectively with such other entities that are managed by FS/KKR Advisor, controls such Aggregator), (b) that is formed for the sole purpose of holding investments issued by an issuer or its affiliates, which investments would constitute Portfolio Investments in the Collateral Pool of such Borrower if they were acquired directly by such Borrower or any other member of its Obligor Group, (c) of which the portfolio investment referred to in the immediately preceding clause (b) is listed on the schedule of investments in the financial statements of such Borrower most recently delivered pursuant to Section 5.01(a) or (b) (or, for any investment made during a given quarter and before a schedule of investments is required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter, is intended to be included on the schedule of investments when such investment is made and is in fact included on the schedule of investments delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter), (d) for which the Collateral Agent holds a first priority, perfected security interest in the Equity Interests of such Aggregator held by such Borrower or other Obligor, (e) which has no Indebtedness and no Liens on its assets, provided such Aggregator may grant a purchase option on its assets in favor of a designated third party for, if the Participation Interest with respect to such Aggregator is the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Amendment No. 1 Effective Date” means May 5, 2020.

“Anti-Corruption Laws” means, with respect to each Borrower, all laws, rules and regulations of any jurisdiction applicable to such Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender and any Borrower, the percentage of the total Dollar Subcommitments with respect to such Borrower represented by such Dollar Lender’s Dollar Subcommitments with respect to such Borrower. If the Dollar Subcommitments with respect to any Borrower have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Subcommitments with respect to such Borrower most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Margin” means, (a) with respect to any Listed Borrower, for any day, (i)  if the Borrowing Base of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower) is equal to or greater than 1.85 times the Combined Debt Amount of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower), (x) with respect to any ABR Loan made to such Listed Borrower, 0.75% per annum and (y) in the case of any Eurocurrency Loan made to such Listed Borrower, 1.75% per annum, and (ii) if the Borrowing Base of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower) is less than 1.85 times the Combined Debt Amount of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower), (x) with respect to any ABR Loan made to such Listed Borrower, 1.00% per annum, and (y) in the case of any Eurocurrency Loan made to such Listed Borrower, 2.00% per annum and (b) with respect to any Unlisted Borrower, for any day, (i) if the Borrowing Base of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower) is equal to or greater than 1.85 times the Combined Debt Amount of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower), (x) with respect to any ABR Loan made to such Unlisted Borrower, 1.00% per annum and (y) in the case of any Eurocurrency Loan made to such Unlisted Borrower, 2.00% per annum, and (ii) if the Borrowing Base of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower) is less than 1.85 times the Combined Debt Amount of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower), (x) with respect to any ABR Loan made to such Unlisted Borrower, 1.25% per annum, and (y) in the case of any Eurocurrency Loan made to such Unlisted Borrower, 2.25% per annum. Any change in

Marsal, and any other third party appraiser selected by the applicable Borrower in its reasonable discretion.

“Asset Coverage Ratio” means, with respect to a Borrower, on a consolidated basis for such Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness (including MergerCo Preferred Shares), in each case, of such Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act ~~in effect on the Restatement Effective Date~~ and any orders of the SEC issued to such Borrower, in each case, as in effect on the Amendment No. 1 Effective Date but excluding the effects of SEC Release No. 33837/April 8, 2020). The calculation of the Asset Coverage Ratio with respect to a Borrower shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary of such Borrower from the definition of Senior Securities of such Borrower only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee to which such Borrower or any other member of its Obligor Group is a party. The outstanding utilized notional amount of any total return swap and the notional amount of any Credit Default Swap where an Obligor is a protection seller, in each case less the value of the margin posted by such Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security of such Borrower for the purposes of calculating the Asset Coverage Ratio with respect to such Borrower.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any assets or properties of any Borrower or any other member of its Obligor Group of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by any Borrower and promptly transferred to a Subsidiary of such Borrower pursuant to the terms of Section 6.03(d) hereof.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.07(e). “AUD” and “A$” denote the lawful currency of The Commonwealth of Australia.

“AUD Rate” means for any Loans in AUD, the (a) AUD Screen Rate plus (b) 0.20%.

“AUD Screen Rate” means, with respect to any Interest Period, (a) the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor

“Borrower” means each of FSK, ~~FSIC~~FSK II~~, FSIC III~~ and each other Person designated as a “Borrower” hereunder pursuant to Section 9.19, other than any such Person that has been released as a Borrower as provided herein or is a Non-Surviving Borrower.

“Borrower Asset Coverage Ratio” means, as of any date, with respect to any Borrower, the ratio of such Borrower’s (a) consolidated total assets calculated excluding assets in any Excluded Asset, but including the Equity Interests in such Excluded Asset to the extent such Equity Interests do not exceed 15% of such Borrower’s consolidated assets (excluding assets in or comprised of Excluded Assets) to (b) Total Secured Debt.

“Borrower LC Sublimit” means, with respect to a Borrower, at any time, the product of (x) the aggregate amount of all LC Commitments and (y) the ratio (expressed as a percentage) of such Borrower’s Subcommitments to total Commitments. As of the ~~Restatement~~Amendment No. 1 Effective Date, the Borrower LC Sublimit with respect to (i) FSK is $99,646,529.56, and (ii) ~~FSIC~~FSK II is $~~37,676,735.22 and (iii) FSIC III is $37,676,735.22~~75,353,470.44.

“Borrower Merger” means any transaction or a series of related transactions for the direct or indirect acquisition by a Borrower or any other member of its Obligor Group (such Person, the “Surviving Obligor” and, the Borrower that either is the Surviving Obligor (including the ultimate Surviving Obligor as a result of a second-step merger) or is the direct or indirect parent of the Surviving Obligor, as applicable, the “Surviving Borrower”) of another Borrower (such other Borrower, a “Non-Surviving Borrower”, and together with any other member of its Obligor Group that will not survive such transaction, each a “Non-Surviving Obligor”); provided that such transaction or series of related transactions (w) is permitted under Section 6.03, (x) results in substantially all assets of each Non-Surviving Obligor being assumed or acquired by a Surviving Obligor, (y) does not result in a Change in Control of the Surviving Borrower and (z) as a matter of law or pursuant to the express terms of the agreement or certificate effectuating such merger or consolidation, the obligations of each Non-Surviving Obligor under this Agreement and each of the other Loan Documents (other than the Security Documents) to which such Non-Surviving Obligor (and, to the extent applicable, the other members of its Obligor Group) is a party are assumed by the applicable Surviving Obligor (it being the understanding that in connection with any merger or consolidation effectuated in reliance on Section 6.03(e), the obligations of each Non-Surviving Obligor under this Agreement and each of the other Loan Documents (other than the Security Documents) to which such Non- Surviving Obligor is a party shall be deemed automatically assumed hereunder by the applicable Surviving Obligor pursuant to Section 9.20). A “Borrower Merger” will also include any “cash election” merger, any “second-step” merger whereby a Surviving Obligor that is not a Borrower merges or consolidates with and into the Surviving Borrower and any cash paid on account of fractional shares in connection with any such transaction.

“Borrower Sublimit” means, with respect to a Borrower, the aggregate amount of all Lenders’ Subcommitments allocated to such Borrower, as such sublimit may be reduced or increased from time to time pursuant to Section 2.07, reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement. The amount of each Borrower’s Borrower Sublimit is set forth on Schedule I. As of the ~~Restatement~~Amendment No. 1

Effective Date, the Borrower Sublimit with respect to (i) FSK is $2,215,000,000, and (ii) ~~FSIC~~FSK II is $~~837,500,000 and (iii) FSIC III is $837,500,000~~1,675,000,000.

“Borrowing” means, with respect to a Borrower, (a) all ABR Loans of the same Class made to, or converted or continued on behalf of, such Borrower on the same date and/or (b) all Eurocurrency Loans of the same Class made to such Borrower denominated in the same Currency that have the same Interest Period, as applicable.

“Borrowing Base” has the meaning assigned to such term in Section 5.13. “Borrowing Base Certificate” means a certificate of a Financial Officer of the applicable Borrower, substantially in the form of Exhibit D and appropriately completed.

“Borrowing Base Deficiency” means, with respect to a Borrower, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount of such Borrower as of such date exceeds (b) the Borrowing Base of such Borrower as of such date.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit E or such other form as is approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such LIBOR Quoted Currency; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the Principal Financial Center of the country of such Non-LIBOR Quoted Currency and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euros.

“Canadian Dollar” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the CDOR Rate for thirty (30) days, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

Agent has a first-priority perfected (other than, for a period of up to 7 days (or ~~such longer~~, until April 15, 2021, a period of up to thirty (30) days, or anytime, such longer period up to sixty (60)  days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion), customary rights of setoff, banker’s lien, security interest or other like right upon deposit accounts and securities accounts of such Obligor in which such Portfolio Investments are held) security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base of the applicable Borrower so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion (or ~~such longer~~, until April 15, 2021, a period of up to thirty (30) days, or anytime, such longer period up to sixty (60) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion).

“Combined Debt Amount” means, with respect to a Borrower, as of any date, (i) the aggregate amount of Subcommitments with respect to such Borrower as of such date (or, if greater the Revolving Credit Exposures of all Lenders with respect to such Borrower as of such date) plus (ii) the aggregate amount of outstanding Designated Indebtedness of such Borrower and, without duplication, the aggregate amount of unused and available commitments of the holders of Designated Indebtedness of such Borrower to extend credit to such Borrower that will give rise to Designated Indebtedness under the Guarantee and Security Agreement to which such Borrower is a party.

“Commitment” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.07(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.07(e).

“Commitment Termination Date” means November 7, 2023.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means, with respect to any Person, (i) any Subsidiary which is a “controlled foreign corporation” of such Person (within the meaning of Section 957 of the Code) or any direct or indirect subsidiary of such a corporation, (ii) a directly or indirectly owned subsidiary of such Person substantially all the assets of which consist of equity in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clause (i) or (ii) of this definition.

“Covered Debt Amount” means, with respect to a Borrower, on any date, (a) all of the Revolving Credit Exposures of all Lenders to such Borrower on such date plus (b) the aggregate amount of outstanding Other Secured Indebtedness of such Borrower and the other members of FSK’s Obligor Group from time to time party thereto and other parties from time to time party thereto, (b) with respect to ~~FSIC~~FSK II and the other members of its Obligor Group, the Custodian Agreement dated as of February 8, 2012, by and among ~~FSIC~~FSK II, the Custodian, the other members of ~~FSIC~~FSK II’s ~~Obligor Group from time to time party thereto and other parties from time to time party thereto, (c) with respect to FSIC III and the other members of its Obligor Group, the Custodian Agreement dated as of January 6, 2014, by and among FSIC III, the Custodian, the other members of FSIC III’s~~ Obligor Group from time to time party thereto and other parties from time to time party thereto and (~~d~~c) with respect to any Borrower, any other custodian agreement by and among such Borrower, the Custodian, the other members of such Borrower’s Obligor Group from time to time party thereto and other parties from time to time party thereto in form and substance substantially similar to a Custodian Agreement described in clauses (a) ~~through~~and (~~c~~b) or otherwise reasonably acceptable to the Collateral Agent.

“Default” means, with respect to a Borrower, any event or condition which constitutes an Event of Default with respect to such Borrower or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has, as determined by the Administrative Agent, (a) failed to fund any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loan, such Lender notifies the Administrative Agent and the applicable Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the applicable Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified any Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s commercially reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with any applicable default shall be specifically identified in such writing or such public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (e) other than via an Undisclosed Administration, (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (f) become the subject of a Bail-In Action or has a parent company that has become the subject of a Bail-In Action (unless in the case of any Lender referred to in this clause (f) the Borrowers, the Administrative Agent and the Issuing Banks shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder) or (g) a Lender is a GBSA Lender with respect to which a GBSA Initial Notice has been given; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in each case of clauses (i) and (ii), where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Indebtedness” means, with respect to a Borrower, any Other Secured Indebtedness of such Borrower or any other member of its Obligor Group (including, without limitation, any prepayment penalty, premium, make-whole fee or similar amounts owed in connection with such indebtedness) that has been designated by such Borrower at the time of the incurrence thereof as, or is deemed to be by the Surviving Borrower upon the consummation of a Borrower Merger, “Designated Indebtedness” pursuant to and for purposes of the Guarantee and Security Agreement to which such Borrower is a party in accordance with the requirements of Section 6.01 thereof (regardless of whether such Designated Indebtedness shall continue to constitute Other Secured Indebtedness).

“Designated Subsidiary” means:

(a)             (1) (i) with respect to FSK, CCT Tokyo Funding LLC, Locust Street Funding LLC and FS KKR MM CLO 1 LLC,  and (ii) with respect to ~~FSIC~~FSK II, Cooper River LLC, Darby Creek LLC, Juniata River LLC ~~and Green Creek LLC and (iii) with respect to FSIC III,~~, Center City Funding LLC, Burholme Funding LLC, Dunlap Funding LLC, Jefferson Square Funding LLC ~~and~~, Germantown Funding LLC ~~and~~, Meadowbrook Run LLC, Cheltenham Funding LLC, Broomall Funding LLC and Ambler Funding LLC and (2) with respect to any Borrower, any other direct or indirect Subsidiary of such Borrower or any other member of other modification to the list of Persons identified as Disqualified Lenders shall be e-mailed to the Administrative Agent at JPMDQcontact@JPMorgan.com.

“Documentation Agent” means each of Bank of Montreal, SunTrust Bank, MUFG and SMBC.

“Dollar Commitment” means, with respect to each Dollar Lender, the sum of all of such Dollar Lender’s Dollar Subcommitments. The aggregate amount of each Lender’s Dollar Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the Restatement Effective Date is $950,000,000.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency at such time.

“Dollar Issuing Bank” means any Issuing Bank identified in Schedule I (as amended from time to time pursuant to Section 2.07), and its successors in such ~~cacpacity~~capacity as provided in Section 2.04(j), that has agreed to issue Letters of Credit to any Borrower under its respective Dollar Commitments.

“Dollar LC Exposure” means a Dollar Lender’s LC Exposure under its Dollar Subcommitments.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Subcommitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume Dollar Subcommitments or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Dollar Loan” means, with respect to a Borrower, a Loan denominated in Dollars made to such Borrower by a Dollar Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Subcommitment” means, with respect to each Dollar Lender and each Borrower, the commitment of such Dollar Lender to make Loans to such Borrower denominated in Dollars, and to acquire participations in Letters of Credit issued on behalf of such Borrower denominated in Dollars hereunder, in each case, under its Dollar Commitments, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure permitted hereunder with respect to such Borrower, as such commitment may be (a)   reduced, increased or reallocated from time to time pursuant to Section 2.07 or reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

~~“FSIC II” means FS Investment Corporation II, a Maryland corporation.~~

~~“FSIC III” means FS Investment Corporation III, a Maryland corporation.~~

“FS/KKR Advisor” means FS/KKR Advisor, LLC, a Delaware limited liability company, or any of its Affiliates.

“FSK” means FS KKR Capital Corp., a Maryland corporation. “FSK II” means FS KKR Capital Corp. II, a Maryland corporation.

“FSK 2020 Notes” means FSK’s 4.250% senior unsecured notes due January 15, 2020 outstanding as of the Restatement Effective Date.

“FSK 2022 Notes” means FSK’s 4.750% senior unsecured notes due May 15, 2022 outstanding as of the Restatement Effective Date.

“FSK 2022-2 Notes” means FSK’s 5.000% senior unsecured notes due June 28, 2022 outstanding as of the Restatement Effective Date.

“FSK 2024 Notes” means FSK’s 4.625% senior unsecured notes due July 15, 2024 outstanding as of the Restatement Effective Date.

“FSK 2025 Notes” means FSK’s 8.625% senior unsecured notes due May 15, 2025 outstanding as of the Amendment No. 1 Effective Date.

“FSK Notes” means, collectively, the FSK 2020 Notes, the FSK 2022 Notes, the FSK 2022-2 Notes and the FSK 2024 Notes.

“Funded Debt Amount” means, for any Borrower, as of any date, all Indebtedness of such Borrower on a consolidated basis excluding Indebtedness of any Designated Subsidiaries of such Borrower plus all MergerCo Preferred Shares of such Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means, (i) with respect to FSK, that certain Guarantee and Security Agreement dated as of the Original Effective Date, among FSK, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of FSK, and the Collateral Agent, (ii) with respect to ~~FSIC~~FSK II, that certain Guarantee and Security Agreement dated as of the Original Effective Date, among ~~FSIC~~FSK II, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of ~~FSIC~~FSK II, and the Collateral Agent, and (iii) with respect ~~to FSIC III, that certain Guarantee and Security Agreement dated as of the Original Effective Date, among FSIC III, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of FSIC III, and the Collateral Agent, in each case, as the same shall be amended, restated, modified and supplemented from time to time and (iv) with respect~~ to any “Borrower” designated hereunder pursuant to Section 9.19, a guarantee and security agreement by and among such Borrower, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of such Borrower, and the Collateral Agent, in form and substance substantially similar to a Guarantee and Security Agreement described in clauses (~~a~~i) ~~through~~and (~~d~~ii) or otherwise reasonably acceptable to the Administrative Agent and the Collateral Agent.

“Guarantee and Security Agreement Confirmation” means each Guarantee and Security Agreement Confirmation between the parties to the related Guarantee and Security Agreement substantially in the form of Exhibit J.

“Guarantee Assumption Agreement” means, with respect to a Borrower, a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as is approved by the Collateral Agent) to which such Borrower is a party, between the Collateral Agent and an entity that, pursuant to Section 5.08 is

“Performing Principal Finance Debt Assets” has the meaning assigned to such term in Section 5.13.

“Performing Principal Finance Preferred Stock Assets” has the meaning assigned to such term in Section 5.13.

“Performing Second Lien Bank Loans” has the meaning assigned to such term in Section 5.13.

“Permitted Advisor Loan” means, with respect to any Borrower, any Indebtedness of such Borrower or another member of its Obligor Group that (a) is owed to FS/KKR Advisor, (b) has no mandatory amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets (whether of such Borrower, any Obligor or any other Person), (e) is on terms and conditions no less favorable to such Borrower or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties and (f) is on terms and conditions that are no more restrictive upon such Borrower and its Subsidiaries, while any Subcommitments or Loans are outstanding with respect to such Borrower, than those set forth in this Agreement with respect to such Borrower and its Subsidiaries; provided that, such Borrower or such other Obligor may incur any Permitted Advisor Loan that otherwise would not meet the requirements set forth in this clause (f) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders).

“Permitted Equity Interests” means, with respect to a Borrower, stock of such Borrower that after its issuance is not subject to any agreement between the holder of such stock and such Borrower where such Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such stock unless such Permitted Equity Interests satisfies the applicable requirements set forth in the definition of “Unsecured Longer-Term Indebtedness”.

“Permitted Indebtedness” means, with respect to a Borrower, collectively, Other Secured Indebtedness and Unsecured Longer-Term Indebtedness, in each case, of such Borrower or any other member of its Obligor Group.

“Permitted Liens” means, with respect to a Borrower: (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Borrower or any other member of its Obligor Group in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, if applicable law requires that such appointment not be publicly disclosed and such appointment has not been publicly disclosed.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unlisted Borrower” means each Borrower that is not a Listed Borrower. As of the ~~Restatement~~Amendment No. 1 Effective Date, ~~FSIC~~FSK II ~~and FSIC III are~~is the only Unlisted ~~Borrowers~~Borrower ..

“Unquoted Investments” has the meaning set forth in Section 5.12(b)(ii)(B).

“Unsecured Longer-Term Indebtedness” means, with respect to a Borrower, (1) any Permitted Advisor Loan of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) and (2) any Indebtedness of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) that:

(a)                has no amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date (it being understood that (i) the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest or expenses or fractional shares (which may be payable in cash)) shall not constitute “amortization” for the purposes of this definition and (ii) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided, with respect to this clause (ii), such Borrower acknowledges that any payment prior to the earlier to occur of the Release Date with respect to such Borrower and the Facility Termination Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12 and immediately upon such contingent event occurring the amount of such mandatory amortization shall be included in the Covered Debt Amount of such Borrower);

(b)               is incurred pursuant to terms that are substantially comparable to (or more favorable than) market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by such Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon such Borrower and its Subsidiaries, while any Subcommitments or Loans are outstanding with respect to such Borrower, than those set forth in this Agreement with respect to such Borrower and its Subsidiaries; provided that, such Borrower or such other Obligor may incur any Unsecured Longer-Term Indebtedness

“Multicurrency Borrowing”), by Type (e.g., an “ABR Borrowing” or a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03.          Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, any cash payment (other than any cash payment on account of interest) made by any Borrower in respect of any conversion features in any convertible securities that may be issued by such Borrower shall constitute a “regularly scheduled payment, prepayment or redemption of principal and interest” within the meaning of clause (~~a~~b) of Section 6.12. Solely for purposes of this Agreement, any references to “obligations” owed by any Person under any Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement).

SECTION 1.04.          Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if a Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof with respect to such Borrower to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies a Borrower that the Required Lenders request an amendment to any provision hereof with respect to such Borrower for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such Borrower, Administrative Agent and Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement with respect to such Borrower so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating such Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and reallocation). Notwithstanding the foregoing, no Voluntary Reallocation may be effected if such Voluntary Reallocation would result in an increase of the aggregate Subcommitments with respect to any Borrower of more than $100,000,000 in the aggregate in any rolling twelve-month period (after giving effect to each Voluntary Reallocation during such period).

(ii)            Notice of Voluntary Reallocation. The Reallocating Borrowers (as defined below) shall jointly notify the Administrative Agent of any election to reallocate the Subcommitments with respect to such Borrowers under paragraph (g)(i) of this Section at least ten (10) Business Days (or such lesser period as the Administrative Agent may reasonably agree) prior to the effective date of such reallocation, specifying (A) each Borrower that shall have agreed to reduce its Subcommitments (each a “Reducing Borrower”), (B) each Borrower that shall have agreed to increase its Subcommitments (each an “Increasing Borrower” and together with the Reducing Borrowers, the “Reallocating Borrowers”), (C) the amounts of the reduction being made by each Reducing Borrower, (D) the amounts of the increase being made by each Increasing Borrower and (E) the date on which such reallocation is to be effective (the “Reallocation Date”). Promptly following receipt of any election, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Reallocating Borrowers pursuant to this Section shall be irrevocable; provided that a notice of Voluntary Reallocation may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by any Reallocating Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)           Effectiveness of Voluntary Reallocation. On the Reallocation Date for any Voluntary Reallocation and in each case in the amounts set forth in the notice referred to in paragraph (g)(ii) of this Section, (A) the Subcommitments, Loans and LC Exposure of the respective Class with respect to each Reducing Borrower part of such Voluntary Reallocation shall be reduced ratably among the Lenders in accordance with their respective aggregate Commitments of such Class, (B) the Borrower Sublimit with respect to each Reducing Borrower part of such Voluntary Reallocation shall be reduced as of such Reallocation Date, (C) the Subcommitments, Loans and LC Exposure of the respective Class with respect to each Increasing Borrower part of the Voluntary Reallocation shall be increased ratably among the Lenders in accordance with their respective aggregate Commitments of such Class and (D) the Borrower Sublimit with respect to each Increasing Borrower part of such Voluntary Reallocation shall be increased as of such Reallocation Date. Each Lender authorizes and instructs the Administrative Agent to, concurrently with and immediately after the effectiveness of any Voluntary Reallocation, amend Schedule I to reflect the aggregate amount of each Lender’s aggregate Commitments and such Lender’s Subcommitments with respect to each Borrower. ~~Neither FSIC~~FSK II ~~nor FSIC III~~ may not at any time as a result of a reallocation under this clause (iii) hold Subcommitments in excess of 65% of the total Commitments hereunder unless such Borrower is the Surviving Borrower in a Borrower Merger.

limitation, the delivery of financial statements or valuations required under ASC 820 or the Investment Company Act.

(vi)         The Independent Valuation Provider shall be instructed to conduct its tests in a manner not disruptive in any material respect to the business of any Borrower. The Collateral Agent shall notify the applicable Borrower of its receipt of the final results of any valuation performed by the Independent Valuation Provider promptly upon its receipt thereof and shall provide a copy of such results and the related report to such Borrower promptly upon such Borrower’s request.

(c)           Investment Company Diversification Requirements. Such Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. Such Borrower will at all times, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

(d)           Participation Interests. The Value attributable to any Participation Interest shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with this Section 5.12, provided any participation interest that does not satisfy the definition of Participation Interest shall have a Value of zero for purposes of this Agreement.

SECTION 5.13.          Calculation of Borrowing Base.

For purposes of this Agreement, the “Borrowing Base” with respect to a Borrower shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Portfolio Investment of such Borrower in the Collateral Pool of such Borrower by (y) the applicable Advance Rate ~~by (z) solely with respect to an Unlisted Borrower, 0.9091~~, provided that:

(a)         if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 6% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower, shall be 50% of the otherwise applicable Advance Rate, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower, shall be 50% of the otherwise applicable Advance Rate or (iii) greater than or equal to 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 4% of the aggregate perfected security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base of such Borrower so long as all remaining actions to complete “Delivery” are satisfied within 7 days of such inclusion (or, until April 15, 2021, within thirty (30) days of such inclusion, or anytime, such longer period up to ~~thirty~~sixty (~~30~~60) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion); provided further that voting stock of any Controlled Foreign Corporation of such Borrower or such other Obligor in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base of such Borrower;

(i)           no Participation Interest (other than any Participation Interest sold to such Borrower or other Obligor by an Aggregator) may be included in the Borrowing Base of such Borrower for more than 90 days; and

(j)           if, as of such date, with respect to any Borrower, (i) the Borrowing Base (without giving effect to any adjustment required pursuant to this paragraph (j), the “Gross Borrowing Base”) is greater than or equal to 1.5 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 20% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 35% of the Borrowing Base, (ii) the Gross Borrowing Base is greater than or equal to 1.25 times and less than 1.5 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 30% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 40% of the Borrowing Base, (iii) the Gross Borrowing Base is less than 1.25 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 45% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 60% of the Borrowing Base.

For the avoidance of doubt, (a) to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions and (b) to the extent the Borrowing Base of a Borrower is required to be reduced to comply with this Section 5.13, such Borrower shall be

Such Borrower will not, nor will it permit any other member of its Obligor Group to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that such Borrower or such other Obligor may declare and pay:

(a)         dividends with respect to the capital stock of such Borrower to the extent payable in additional shares of such Borrower’s common stock;

(b)         dividends and distributions in either case in cash or other property (excluding for this purpose such Borrower’s common stock) in or with respect to any taxable year of such Borrower (or any calendar year of such Borrower, as relevant) in amounts not to exceed 110% of the minimum amounts required to be distributed to allow such Borrower to (i) satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain such Borrower’s eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year such Borrower’s liability for federal income taxes imposed on (x) such Borrower’s investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) such Borrower’s net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero such Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(c)         any settlement in respect of a conversion feature in any convertible security that may be issued by such Borrower to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash));

(d)         Restricted Payments to repurchase Equity Interests of such Borrower from managers, partners, members, directors, officers, employees or consultants of FS/KKR Advisor, such Borrower or such other Obligor or their respective authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of directors of FS/KKR Advisor, such Borrower or such other Obligor, in an aggregate amount not to exceed $2,500,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5,000,000 in any calendar year;

(e)         other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Borrowing Base of such Borrower is at least 110% of the Covered Debt Amount of such ~~Borrower does not exceed 90% of the Borrowing Base of such~~ Borrower and (y) no Default shall have occurred and be continuing with respect to such Borrower and (ii) on the date of such other Restricted Payment such Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate with respect to such Borrower as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate with respect to such Borrower most recently delivered by such Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d);

the extent any such indenture, agreement, instrument or other arrangement does not prohibit, in each case in any material respect, or impose materially adverse conditions upon, the requirements applicable to such Borrower and its Subsidiaries under the Loan Documents or (iii) any agreement, instrument or other arrangement pertaining to any lease, sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence of payment of Indebtedness under this Agreement or the ability of such Borrower and its Subsidiaries to perform any other obligation under any of the Loan Documents) that prohibits, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness of such Borrower, the granting of Liens by such Borrower, the declaration or payment of dividends by such Borrower, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property, in each case of such Borrower.

SECTION 6.07. Certain Financial Covenants.

(a)                Minimum Shareholders’ Equity. Such Borrower will not permit its Shareholders’ Equity at the last day of any fiscal quarter of such Borrower to be less than the greater of (1) 30% of the total assets of such Borrower and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis in accordance with GAAP) and (2) the sum of (A) ~~65% of (x) the Shareholders’ Equity of such Borrower as of the Restatement Effective Date less (y) in case the case of any Unlisted Borrower, the lesser of (i) the amount paid or distributed by such Unlisted Borrower to purchase its shares of common stock in connection with a Tender Offer consummated after the Restatement Effective Date and (ii) the product of (I) $250,000,000 multiplied by (II) the sum of one plus the number of Borrower Mergers effected by such Obligor Group on or after the Restatement Effective Date plus (B) 65% of (x) the Shareholders’ Equity as of the Restatement Effective Date of any other Borrower merged or consolidated into such Borrower by way of a Borrower Merger less (y) in the case of any Unlisted Borrower that is a Non-Surviving Borrower of such Borrower Merger, the lesser of (i) the amount paid or distributed by such Unlisted Borrower to purchase its shares of common stock in connection with a Tender Offer consummated after the Restatement Effective Date and (ii)    the product of (I) $250,000,000 multiplied by (II) the sum of one plus the number of Borrower Mergers effected by such Obligor Group on or after the Restatement Effective Date, plus (C)~~ $1,968,200,000.00 (in the case of FSK), or $2,720,900,000.00 (in the case of FSK II), or $4,689,100,000.00 (upon a Borrower Merger of FSK and FSK II), plus (B) 37.5% of the net cash proceeds of the sale of Equity Interests by such Borrower after ~~the Restatement Effective Date~~ April 15, 2021 (other than proceeds of any distribution or dividend reinvestment plan), plus ~~(D) without duplication of any amount added in subclause (B) above ,37.5% of the net cash proceeds of the sale of Equity Interests received after the Restatement Effective Date by any Non-Surviving Obligor that was a Borrower and was a party to a Borrower Merger with such Borrower (other than proceeds of any distribution or dividend reinvestment plan),~~ plus ~~(E~~C) 65% of the increase in Shareholders’ Equity of such Borrower solely resulting from a merger with any Person other than a Borrower measured as of the date of the consummation of such merger.

(b)	Asset Coverage Ratio. ~~Such~~

(i)            In the case of any Listed Borrower, such Borrower will not permit its Asset Coverage Ratio to be, at any time, less than the greater of (x) 1.50 to 1.00 and (y) the statutory requirements then applicable to such Borrower.

(ii)           In the case of any Unlisted Borrower, such Borrower will not permit (A) its Asset Coverage Ratio to be, at any time, less than 1.75 to 1.00 or (B) its Asset Coverage Ratio (calculated including the effects of SEC Release No. 33837/April 8, 2020) to be, at any time, less than the statutory requirements then applicable to such Borrower .

SECTION 6.08. Transactions with Affiliates.

Such Borrower will not, and will not permit any other member of its Obligor Group to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such other Obligor, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among such Borrower and any other member of its Obligor Group not involving any other Affiliate of such Obligor Group, (c) transactions and documents governing transactions permitted under Section 6.03 (including, for the avoidance of doubt, any Borrower Merger or any other merger or consolidation of one or more Borrowers and/or other Obligors), 6.04(e) and 6.05, (d) the Affiliate Agreements and the transactions provided in the Affiliate Agreements (in each case, as such agreements are amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described or referenced on Schedule IV, (f) any Investment that results in the creation of an Affiliate, (g) transactions with one or more Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation and SEC staff interpretations thereof, (h) the payment of compensation and reimbursement of expenses and indemnification to officers and directors in the ordinary course of business, (i) this Agreement and the other Loan Documents, and the transactions contemplated herein and therein ~~or~~, (j) agreements among the Borrowers, the other Obligors and/or their respective Affiliates entered into in connection with the administration of this Agreement and/or the other Loan Documents, and the transactions contemplated therein or (k) any Permitted Advisor Loan.

SECTION 6.09. Lines of Business. Such Borrower will not, nor will it permit any other member of its Obligor Group to, engage in any business in a manner that would violate its Investment Policies in any material respect.

SECTION 6.10. No Further Negative Pledge

. Such Borrower will not, and will not permit any other member of its Obligor Group to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of such Borrower or any other member of its Obligor Group to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents to which such Obligor is a party; (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to Designated Indebtedness Obligations or Designated Indebtedness Holders under (and in each case, as defined in) the Guarantee and Security Agreement to which such Obligor is a party) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests in Excluded Assets of such Borrower; and (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents to which such Obligor is a party on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement to which such Obligor is a party and does not require (other than pursuant to a grant of a Lien under the Loan Documents to which such Obligor is a party) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of such Borrower or such other Obligor to secure the Loans made to such Borrower, or any Hedging Agreement of such Borrower or such other Obligor.

SECTION 6.11.          Modifications of Certain Documents

. Such Borrower will not consent to any modification, supplement or waiver of (a)   any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness, any Special Longer-Term Unsecured Indebtedness, or the FSK Notes that would result in such Permitted Indebtedness not meeting the requirements of the definition of “Permitted Indebtedness”, such Special Longer-Term Unsecured Indebtedness not meeting the requirements of the definition of “Special Longer-Term Unsecured Indebtedness”, or the FSK Notes, as applicable, not meeting the requirements of the definition of “Unsecured Longer-Term Indebtedness” (other than clause (2)(a) thereof), set forth in Section 1.01 of this Agreement, unless following such amendment, modification or waiver, such Permitted Indebtedness, such Special Longer-Term Unsecured Indebtedness, the FSK Notes would otherwise be permitted under Section 6.01, or (b) any of the Affiliate Agreements to which such Borrower is a party (i) other than in connection with a Borrower Merger or (ii) unless such modification, supplement or waiver is not materially less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Without limiting the foregoing, such Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness of such Borrower permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).

SECTION 6.12.          Payments of Other Indebtedness

. Such Borrower will not, nor will it permit any other member of its Obligor Group to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness or any Indebtedness of such Borrower that is not then included in the Covered Debt Amount of such Borrower, except for:

(a)            ~~(other than~~ the refinancing of such Indebtedness (other than any Permitted Advisor Loan or the FSK 2025 Notes, which are addressed in clauses (e) and (f) below, respectively) with Indebtedness permitted under Section 6.01(b) or with the proceeds of any issuance of Equity Interests~~), except for:~~;

(b)            ~~(a)~~ regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses or fractional shares on such convertible notes made by such Borrower in respect of such triggering and/or settlement thereof, shall be permitted under this clause (~~a~~b)); ~~and~~

(c)            ~~(b)~~ payments and prepayments thereof required to comply with requirements of Section 2.09(c); ~~and~~

(d)            ~~(c)~~ other payments and prepayments, which may, for the avoidance of doubt, be made with proceeds of the Loans (including, without limitation, with respect to FSK (or any successor), payments and prepayments of the FSK Notes~~)~~, but excluding, with respect to FSK (or any successor), payments and prepayments of the FSK 2025 Notes or, with respect to any Obligor, any Permitted Advisor Loan, which are addressed in clauses (e) and (f) below, respectively), so long as at the time of and immediately after giving effect to such payment or prepayment, as applicable, (i) no Default or Event of Default shall have occurred and be continuing with respect to such Borrower and (ii) if such payment or prepayment, as applicable, were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05(e), such payment or prepayment, as applicable, would be permitted to be made under Section 6.05(e);

(e)            with respect to FSK (or any successor), any payments and prepayments with respect to the FSK 2025 Notes so long as, (i) at the time of and immediately after giving effect to such payment or prepayment, as applicable, no

Default or Event of Default shall have occurred and be continuing with respect to FSK and (ii) the Borrowing Base of FSK immediately after giving effect to such payment or prepayment, as applicable, is at least 115% of the Covered Debt Amount of FSK; and

(f)             any payments and prepayments with respect to any Permitted Advisor Loan so long as, (i) at the time of and immediately after giving effect to such payment or prepayment, as applicable, no Default or Event of Default shall have occurred and be continuing with respect to the applicable Borrower and (ii)   the Borrowing Base of such Borrower immediately after giving effect to such payment or prepayment, as applicable, is at least 115% of the Covered Debt Amount of such Borrower;

provided that~~, in the case of clauses (a) through (c) above~~, in no event shall such Borrower or any other member of its Obligor Group be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness, if after giving effect thereto, the Covered Debt Amount of such Borrower would exceed the Borrowing Base of such Borrower; provided further that, no Borrower shall be permitted to give any notice of prepayment or redemption to any holders of Indebtedness not included in the Covered Debt Amount of such Borrower, if, at the time of the giving of such notice, the inclusion of such Indebtedness in the Covered Debt Amount of such Borrower would result in a Borrowing Base Deficiency with respect to such Borrower.

ARTICLE VII

EVENTS OF DEFAULT

With respect to a Borrower, until the earlier to occur of the Release Date with respect to such Borrower and the Facility Termination Date, if any of the following events (“Events of Default”) shall occur and be continuing with respect to such Borrower (but only with respect to such Borrower and not with respect to any other Borrower):

(a)            such Borrower shall (i) fail to pay any principal of any Loan made to such Borrower or any reimbursement obligation in respect of any LC Disbursement with respect to such Borrower when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account of such Borrower as required by Section 2.08(a) on the Commitment Termination Date;

(b)            such Borrower shall fail to pay any interest on any Loan made to such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Borrower under this Agreement or under any other Loan Document to which such Borrower or any other member of its Obligor Group is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(i)               if to a Borrower, to such Borrower at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, Attention: William Goebel (telecopy: (215) 339-1931), e-mail: Credit.notices@fsinvestments.com and kkrcreditlegal@kkr.com; and, if to FSK, with a copy to FSIC_Team@fsinvestments.com, and if to ~~FSIC~~FSK II, with a copy to FSICII~~_Team@fsinvestments.com, and if to FSIC III, with a copy to FSICIII~~_Team@fsinvestments.com, and, in each case, with an additional copy (which shall not constitute notice) to Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attention: Jay R. Alicandri (telecopy: (212) 698-3599);

(ii)              if to the Administrative Agent, to JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, Delaware 19713, Attention of Loan and Agency Services Group (telecopy: 1 (302) 634-4733), e-mail: michelle.keesee@chase.com;

(iii)             if to the Collateral Agent, to ING Capital LLC, 1133 Avenue of the Americas, New York, New York 10036, Attention: Dominik Breuer, e-mail: Dominik.Breuer@ing.com; and

(iv)             if to any Issuing Bank or other Lender, to it at its address (or telecopy number or e-mail) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)              Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrowers, the Borrowers may satisfy their respective obligations to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.02 by delivering an electronic copy to: michelle.keesee@chase.com, or such other e-mail address(es) as provided to the Borrowers in a notice from the Administrative Agent, (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”